PEOPLES FINANCIAL SERVICES CORP.

50 MAIN STREET
HALLSTEAD, PA 18822

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 29, 2006

The 2006 Annual Meeting of Shareholders of Peoples Financial Services Corp. will be held at the American Legion Gardner Warner Post, Elk Lake Road, South Montrose, Pennsylvania, on Saturday, April 29, 2006, beginning at 9:00 a.m.

ITEMS OF BUSINESS:

1)	Election of two Class II Directors to hold office for three years from the date of election and until their successors shall have been elected and qualified; and

2)	Any other matters that properly come before the meeting.

All Holders of Common Shares of record at the close of business on February 28, 2006, are entitled to vote at the Meeting and any postponements or adjournments of the Meeting.

The Company’s 2005 Annual Report, which is not a part of the proxy soliciting material, is enclosed.

It is important that your Shares be represented and voted at the Meeting. Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope furnished for that purpose. Any proxy may be revoked in the manner described in the accompanying Proxy Statement at any time prior to its exercise at the Meeting.

By order of the Board of Directors
John W. Ord
President/CEO/Chairman

March 29, 2006
Hallstead, Pennsylvania

TABLE OF CONTENTS

PROXY STATEMENT	3
Proxies	3
Required Vote	3
Cost of Proxy Solicitation	3
Advance Notice Procedures	3
Shareholder Communications	4
GOVERNANCE OF THE COMPANY	4
Committees of the Board of Directors	4
Compensation of Directors	5
Compensation Committee Interlocks and Insider Participation	5
Relationship with Independent Public Accountants	6
Section 16(a) Beneficial Ownership Reporting Compliance	6
SHARE OWNERSHIP OF MANAGEMENT AND DIRECTORS	6
ELECTION OF DIRECTORS	7
Nominees for Terms Expiring in 2009	7
Directors Whose Terms Will Expire in 2007	8
Directors Whose Terms Will Expire in 2008	8
EXECUTIVE COMPENSATION	8
Summary Compensation Table	8
Board Compensation Committee Report on Executive Compensation	9
Option Grants in Last Fiscal Year	12
Aggregated Options Exercised in Last Year	12
Equity Compensation Plans	12
Retirement Plans	13
Performance Graph	13
Executive Employment Agreements	14
Supplemental Executive Retirement Agreements	14
Relationships and Other Related Transactions	14
REPORT OF THE AUDIT COMMITTEE	14
DIRECTORS AND EXECUTIVE OFFICERS	16
OTHER MATTERS	16

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Peoples Financial Services Corp., parent company of Peoples National Bank and Peoples Advisors, LLC, for use at the Company’s Annual Meeting of Shareholders to be held on April 29, 2006, (the “Meeting”) at 9:00 a.m. E.S.T. at the American Legion Gardner Warner Post, Elk Lake Road, South Montrose, Pennsylvania. The Proxy Statement and the accompanying proxy are first being mailed to Shareholders of the Company on or about March 29, 2006.

PROXIES

The execution and return of the enclosed proxy will not affect a shareholder’s right to attend the Meeting and vote in person. Any Shareholder giving a proxy may revoke it at any time before it is exercised by submitting written notice of its revocation or a subsequently executed proxy to the Secretary of the Company, Debra E. Dissinger, 50 Main Street, PO Box A, Hallstead, Pennsylvania, 18822, or by attending the Meeting and electing to vote in person after giving written notice thereof to the Secretary of the Company. Shareholders of record at the close of business on February 28, 2006 are entitled to notice of, and to vote at, the Meeting. On that date, the Company had 3,151,157 shares of common stock outstanding (the “Common Stock”), par value $2 per share, each of which will be entitled to one vote at the meeting.

If the enclosed proxy is appropriately marked, signed, and returned in time to be voted at the Meeting, the shares represented by the proxy will be voted in accordance with the instructions marked thereon. Any proxy not specifying to the contrary will be voted FOR the election of the nominees for Class II Directors.

Shares represented by properly executed proxies on the accompanying form will be voted FOR the nominees of the Board of Directors named unless otherwise specified on the proxy by the Shareholder. Any Shareholder who wishes to withhold authority from the proxyholder to vote for the election of Directors or to withhold authority to vote for any individual nominee may do so by marking his or her proxy to that effect. No proxy may be voted for a greater number of persons than the number of nominees named. If any nominee should become unable to serve, the person named in the proxy may vote for another nominee. The Company’s Board of Directors and Management, however, have no present reason to believe that any nominee listed will be unable to serve as a Director, if elected.

REQUIRED VOTE

The presence, in person or by proxy, of the holders of a majority of the Shares entitled to vote generally for the election of Directors is necessary to constitute a quorum at the Meeting. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding Shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Directors are elected by a plurality of the votes cast at the Meeting. Abstentions and broker “non-votes” will not be considered as votes cast for purposes of the Meeting.

COST OF PROXY SOLICITATION

The expense of soliciting proxies will be borne by the Company. It is expected that the solicitation of proxies will be primarily by mail. The Company’s Directors, Officers and Employees may also, but without compensation other than their regular compensation, solicit proxies by further mailings or personal conversations, or by telephone, fax, or other electronic means. This expense for 2005 was $5,600.

 ADVANCE NOTICE PROCEDURES

The By-laws of the Company permit nominations for election to the Board of Directors to be made by the Board of Directors or by any Shareholder of the Company. All nominations are referred to the Board of Directors for consideration. In 2005, there were no nominations by Shareholders submitted to the Board for consideration.

The By-laws require that any nomination for Director by a Shareholder (other than by the Board of Directors) must be made by notice, in writing, delivered to the Secretary of the Company not less than 60 days prior to the date of a Shareholders’ Meeting. Any Shareholder proposal for consideration at the Company’s Annual Meeting of Shareholders to be held in 2007 must be received by the Company at its principal office not later than December 1, 2006. A copy of the full text of the By-law provisions discussed above may be obtained by writing to the Corporate Secretary, PO Box A, Hallstead, Pennsylvania, 18822.

SHAREHOLDER COMMUNICATIONS

Shareholders and other parties interested in communicating directly with the Chairman of the Board or with the non-management Directors as a group may do so by writing to the Chairman of the Board, Peoples Financial Services Corp., 50 Main Street, Hallstead, Pennsylvania 18822. The Corporate Secretary of the Company reviews all such correspondence and forwards to the Board a summary and/or copies of any such correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or Committees thereof or that she otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company’s internal auditors and handled in accordance with procedures established by the Audit Committee with respect to such matters.

GOVERNANCE OF THE COMPANY

Pursuant to the Pennsylvania General Corporate Law and the Company’s By-laws, the business property and affairs of the Company are managed under the direction of the Board of Directors. Members of the Board are kept informed of the Company’s business through discussions with the CEO and Officers, by reviewing materials provided to them, and by participation in meetings of the Board and its committees.

During 2005, all of the Directors of the Company attended at least 75% of the aggregate of all meetings of the Company’s and the Bank’s Boards of Directors and Board committees on which they served. Each Director is expected to attend the Company’s Annual Meetings. Six Directors were present for the 2005 Annual Meeting.

COMMITTEES OF THE BOARD OF DIRECTORS

The Company’s Board of Directors met five times during 2005 and the Bank’s Board of Directors met 12 times during 2005.

Committees are concurrent committees of Peoples Financial Services Corp. and Peoples National Bank.

The Executive Committee consists of the Board Chairman, if any, the Vice Chairman, if any, and the President plus not less than one, but no more than three other Directors. The Executive Committee meets on an as-necessary basis and may exercise the authority of the Board to the extent permitted by law during intervals between meetings of the Board. This committee may also be assigned other duties by the Bank’s Board.

The Compensation Committee met one time during 2005. This committee consists of three members of the Board. It reviews and recommends compensation policies and plans.

The Audit/Compliance Committee met four times during 2005. This committee supervises the compliance and internal audit program of the Bank and recommends the appointment of, and serves as the principal liaison between, the Board and the Company’s independent accountants. It also reports to the Board on the general financial condition of the Bank. During the year, the Board examined the composition of the Audit Committee and confirmed that the members are “independent” as defined in the NASDAQ listing standards. Director Lochen was determined to qualify, and agreed to serve, as the Audit Committee’s “financial expert” as defined by SEC regulations.

The Nominating and Governance Committee met two times during 2005. This committee is comprised of three members of the Board. It identifies individuals qualified to become Board members, consistent with criteria approved by the Board, oversees the organization of the Board to discharge the Board’s duties and responsibilities properly and effectively, and ensures that proper attention is given, and effective responses are made to shareowner concerns regarding corporate governance. The members of this committee are “independent directors” as defined in the NASDAQ listing standards. The Nominating Committee Charter was included in the 2004 Proxy Statement.

The Asset/Liability Committee met 12 times in 2005. The primary objectives of the Asset/Liability management process include: optimize earnings and return on assets and equity within acceptable and controllable levels; provide for growth that is sound, profitable and balanced without sacrificing the quality of service; and manage and maintain policy and procedures that are consistent with the short - and long -term strategic goals of the Board of Directors. To this end, the Asset/Liability Committee is responsible for risk management within the following key areas: interest rate; price; liquidity; investment/credit; and budget. The committee meets monthly and consists of the Board of Directors and key Bank officers.

The Human Resources and Marketing Committee met four times during 2005. This committee is responsible for sound human resources management and training e.g., in employment, compensation, and performance appraisals. This committee is also responsible for evaluation, planning and supervision of the marketing and advertising of the Bank’s products and services, and also oversees community involvement and other public relations activities. The Human Resources and Marketing Committee meets on a quarterly basis with the Human Resources and Marketing Managers and other executive officers.

The Loan Administration Committee met four times during 2005. This committee assists the Bank’s Board of Directors in discharging its responsibility for the lending activities of the Bank by reviewing loans, lines of credits, floor plans, customers, financial statements, and by monitoring loan review and compliance. The Loan Administration Committee recommends lending authorizations and is responsible for assuring that the Bank’s loan activities are carried out in accordance with loan policies. This committee is also responsible for insuring the adequacy of the Bank’s loan loss reserve. The Loan Administration Committee meets with the Loan Administration Manager and other executive officers on a quarterly basis.

The Branch Committees each met 10 times during 2005. These committees consist of the Directors assigned to or representing a particular community office. These committees meet with the branch manager, executive officers and associate directors of that office on a monthly basis to discuss the progress and/or problems of the particular office they represent. The Committee may make recommendations on unlimited matters concerning that office for consideration at the monthly Board of Director’s Meeting.

COMPENSATION OF DIRECTORS

Each member of the Board of Directors receives $500 for each Bank Board meeting. Each member receives $200 for each committee meeting they attend. Mr. Ord is not compensated for committee meetings. All Outside Directors receive a retainer of $9,600 per year. The Chairman of the Board or Lead Director receives an additional $250 per month. The Audit Committee Chairman receives an additional $200 per month. Each member of the Board of Directors received a $600 profit sharing distribution based on results of 2005.

DIRECTORS’ STOCK OPTIONS

On October 3, 2005, each Director received an option to purchase 250 shares of Common Stock pursuant to the Company’s 1998 Stock Option Plan. These options have an exercise price of $30.75 and will expire ten years from the date of the grant.

DIRECTORS’ RETIREMENT

The Company provides a retirement benefit to its non-employee directors. The plan requires a minimum of ten years of service. After the tenth year, the Director is granted an annual retirement distribution of $150 times the director’s number of years of service on the Board. This benefit is payable to the Director or beneficiary for a ten-year period following retirement. The Company has a mandatory retirement age of 70. During 2005, the Company charged $8,200 to expenses for this benefit.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

There are no inside directors on the Compensation Committee.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

Representatives of Beard Miller Company LLP, the accounting firm which examined the financial statements, are expected to be present at the Annual Meeting and will be afforded an opportunity to make a statement if they desire to do so. The representatives of Beard Miller Company LLP will be available to respond to appropriate questions concerning the Annual Report presented by the Shareholders at the Annual Meeting.

Beard Miller Company LLP, has been selected by the Board of Directors for the 2006 term.

SECTION 16 (a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 (a) of the Securities Exchange Act of 1934 requires the Company’s Directors and Executive Officers to file reports of holdings and transactions in Shares with the Securities and Exchange Commission. Based on Company records and other information, the Company believes that all Securities and Exchange Commission filing requirements applicable to its Directors and Executive Officers with respect to the Company’s 2005 fiscal year were met.

SHARE OWNERSHIP OF MANAGEMENT AND DIRECTORS

The following table sets forth information concerning the beneficial ownership of the Company’s Common Shares as of 12/31/05, for: (a) each incumbent Director and each of the nominees for Director; (b) each named executive officer of the Company identified in the Summary Compensation Table; and (c) the Directors and Executive Officers as a group. Except as otherwise noted, the named individuals or family members had sole voting and investment power with respect to such securities.

Directors and Executive Officers	Amount and Nature of *Beneficial Ownership	Percent of Common Class

John W. Ord	72,239	2.29% (1)
Thomas F. Chamberlain	12,514	.40% (2)
George H. Stover, Jr.	77,600	2.46% (3)
Debra E. Dissinger	12,794	.41% (4)
Russell D. Shurtleff	16,436	.52% (5)
Richard S. Lochen, Jr.	3,599	.11% (6)
Joseph M. Ferretti	2,517	.08% (7)
William E. Aubrey II	2,200.07%

All Directors and Executive Officers as a Group	199,899	6.34%

*The securities “beneficially owned” by an individual are determined in accordance with the definitions of “beneficial ownership” set forth in the general rules and regulations of the Securities and Exchange Commission and may include securities owned by or for the individual’s spouse, minor children and any other relative who has the same home, as well as securities that the individual has or shares voting or investment power, or has the right to acquire beneficial ownership within sixty (60) days after February 28, 2006. Beneficial ownership may be disclaimed as to certain of the securities. All numbers have been rounded to the nearest whole number.

(1)
Includes 15,011 shares of the Company’s Employee Stock Ownership Plan (“ESOP”) which have been allocated to Mr. Ord’s account and option grants of 5,625 shares. All other shares are held jointly with spouse.

(2)	Includes 1,181 shares held jointly with spouse and option grants of 4,687 shares.

(3)	Includes option grants of 4,687 shares. All other shares are held jointly with spouse.

(4)
Includes 11,634 shares of the Company’s Employee Stock Ownership Plan (“ESOP”) which have been allocated to Ms. Dissinger’s account and options grants of 450 shares. All other shares are held jointly with spouse.

(5)	Includes 437shares held jointly with spouse, 520 shares held jointly with child and options grants of 3,300 shares.

(6)	Includes option grants of 1,275 shares. All other shares are held jointly with spouse.

(7)	Includes 898 shares of the Company’s Employee Stock Ownership Plan (“ESOP”) which have been allocated to Mr. Ferretti’s account and options grants of 1,575 shares.

ELECTION OF DIRECTORS

The By-laws of the Company provide that the Company’s business shall be managed by a Board of Directors of not less than five, and not more than twenty-five persons. The Board of Directors of the Company, as provided in the Company’s By-laws, is divided into three Classes: Class I, Class II, and Class III, with each class being as nearly equal in number as possible. The Board of Directors of the Company presently consists of six members. The term of office of the Class II Directors elected at the Meeting will expire on the date of the Company’s Annual Meeting of Shareholders in 2009. The term of each of the continuing Directors in Class III and Class I will expire on the date of the Company’s Annual Meeting of Shareholders in 2007 and 2008, respectively.

The person named in the enclosed proxy intends to vote such proxy FOR the election of each of the two nominees named below, unless you indicate that your vote should be withheld from any or all of them. Each nominee elected as a Director will continue in office until his or her successor has been duly elected and qualified, or until the earliest of his or her death, resignation or retirement.

The Board of Directors has proposed the following nominees for election as Directors at the Annual Meeting.

NOMINEES FOR TERMS EXPIRING AT THE ANNUAL MEETING TO BE HELD IN THE YEAR 2009:

JOHN W. ORD
RUSSELL D. SHURTLEFF

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE ABOVE-NAMED NOMINEES FOR ELECTION AS DIRECTORS.

The Company expects each nominee for election as a Director at the Annual Meeting to be able to serve if elected. If any nominee is unable to serve if elected, proxies may be voted for a substitute nominee selected by the Board of Directors.

The principal occupation and certain other information, as of the Annual Meeting record date, are set forth regarding such nominees and other Directors whose terms of office will continue after the Annual Meeting. Information about the share ownership of the nominees and other Directors can be found on page 6.

NOMINEES FOR TERMS EXPIRING IN 2009
JOHN W. ORD, Director of Peoples Financial Services Corp. since 1986 and of Peoples National Bank since 1969. President/Chief Executive Officer of the Company and of the Bank since 1974. Chairman of the Board since 2005. Member of the following Committees: Executive; Asset/Liability; Human Resources/Marketing; Loan; and Compliance. Age: 65

RUSSELL D. SHURTLEFF, Director of Peoples Financial Services Corp. and Peoples National Bank since 2000. Lead Director as of 2005. Attorney at Law since 1988. Member of the Following Committees: Tunkhannock/Meshoppen Branch; Executive; Asset/Liability; Loan; Human Resources/Marketing; Audit/Compliance; Compensation; and Nominating. Age: 43

CLASS III DIRECTORS TERMS EXPIRING IN 2007
THOMAS F. CHAMBERLAIN, Director of Peoples Financial Services Corp. and Peoples National Bank since 1994. Nationwide Insurance Agent since 1972. Member of the Following Committees: Hallstead Branch; Executive; Asset/Liability; Loan; Human Resources/Marketing; Audit/Compliance; Compensation; and Nominating. Age: 57

WILLIAM E. AUBREY II, Director of Peoples Financial Services Corp. and Peoples National Bank since 2006. President and CEO of Gertrude Hawk Chocolates since 2003. Member of the Following Committees: Hop Bottom/Nicholson Branch; Asset/Liability; Loan; Human Resources/Marketing; and Audit/Compliance. Age: 43

CLASS I DIRECTORS TERMS EXPIRING IN 2008
GEORGE H. STOVER, JR., Director of Peoples Financial Services Corp. and Peoples National Bank since 1992. Real Estate Appraiser since 1972. Member of the Following Committees: Montrose Branch; Executive; Asset/Liability; Loan; and Human Resources/Marketing. Age: 59

RICHARD S. LOCHEN, JR., Director of Peoples Financial Services Corp. and Peoples National Bank since 2003. Certified Public Accountant since 1995. Member of the Following Committees: Hop Bottom/Nicholson Branch; Asset/Liability; Loan; Human Resources/Marketing; Audit/Compliance; Compensation; and Nominating. Age: 42

EXECUTIVE COMPENSATION

The following table sets forth information concerning total compensation earned or paid for each of the last three fiscal years to the Company’s Chief Executive Officer and other executive officers who received total annual salary and bonus in excess of $100,000 in 2005.

SUMMARY COMPENSATION TABLE
NAME AND PRINCIPAL POSITION	YEAR	ANNUAL SALARY			COMPENSATION BONUS		ALL OTHER COMPENSATION			NUMBER OF STOCK OPTIONS GRANTED

John W. Ord, President/Chief Executive Officer/ Chairman	2005 2004 2003	$ $ $	167,892(1 164,100(1 156,600(1	) ) )	$ $ $	25,000 25,000 22,500	$ $ $	169,682(2 161,269(2 150,671(2	) ) )	250 250 250

Debra E. Dissinger, Executive Vice President/ Chief Operations Officer	2005 2004 2003	$ $ $	94,426 92,334 87,937		$ $ $	15,000 12,000 8,794	$ $ $	14,296(3 13,143(3 12,888(3	) ) )	150 150 150

(1)	Includes Director’s fees of $7,200, $6,600 and $6,600 for 2005, 2004, and 2003, respectively.

(2)
Includes Peoples National Bank’s ESOP contributions of $7,482, $7,875, and $8,500 for 2005, 2004, and 2003, respectively, 401(k) plan contributions of $5,611, $5,400, and $5,100 for 2005, 2004, and 2003, respectively, contributions to split dollar life insurance premium payments of $0, $0, and $1,504 for 2005, 2004, and 2003, respectively, supplemental employee retirement plan contributions of $155,238, $147,994, and $135,567 for 2005, 2004, and 2003, respectively, automobile allowance of $810 for 2005 and spouse convention expenses of $541 for 2005.

(3)
Includes Peoples National Bank’s ESOP contributions of $4,276, $4,617, and $5,006 for 2005, 2004, and 2003, respectively, 401(k) plan contributions of $2,847, $2,770, and $2,638 for 2005, 2004, and 2003, respectively, contributions to a supplemental employee retirement plan of $6,701, $5,756 and $5,244 for 2005, 2004 and 2003, respectively, and spouse convention expenses of $472 for 2005.

The aggregate cash compensation paid to the two executive officers of the Company and the Bank for services performed during 2005 was $302,318.

The Bank has in effect a Directors’ and Officers’ liability insurance policy from the Fidelity and Deposit Company of Maryland to cover certain liabilities, losses, damages, and expenses that the Bank’s Directors and Officers may incur in such capacities. $10,605 was charged to expenses in 2005 for this insurance.

The following report of the Compensation Committee on Executive Compensation shall not be deemed incorporated by reference by any general statement incorporating this Policy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

BOARD COMPENSATION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

This report of the Compensation Committee covers the following topics:

▪	Role of the Corporate Governance and Compensation Committee relative to the compensation program.
▪	Executive Compensation Guiding Principles.
▪	Components of the Compensation Program.
▪	Compensation of the Chief Executive Officer.

ROLE OF THE CORPORATE GOVERNANCE AND COMPENSATION COMMITTEE

The Committee is made up of three members of the Board of Directors. The Committee sets the overall compensation principles of the Company and reviews the entire program at least annually. This includes each element described below, the measurement used to make payments of awards under the Company’s incentive plans and the overall effectiveness of the program. The Committee specifically reviews and establishes the individual compensation levels for the top three members of the senior leadership team, including the Chief Executive Officer. The Committee has considered the advice of an independent outside consultant in determining the appropriateness and the level of compensation.

EXECUTIVE COMPENSATION GUIDING PRINCIPLES

Peoples National Bank has developed a compensation program that is intended to motivate and retain the key talent it needs to be a market leader in a highly competitive industry. The Committee and the Company’s leadership team developed this program to support the Company’s aggressive business strategy. The following principles guided the development of the program:

▪
Compensation opportunity should be related to performance. That is, if Peoples National Bank’s and the individual’s performance are at the median of those companies with whom we compete for talent, then pay should be at the median. Opportunity should increase proportionately if Peoples National Bank’s or the individual’s performance is above the median. On the other hand, if performance is at less than the median, any award payment will be at the Committee’s discretion.

▪
Ownership of the Company’s shares should be pervasive throughout the Company with each individual having a number of opportunities to own Peoples Financial Services Corp. stock. To that end, stock options were granted to all eligible employees in May 1998. Each following year, stock option grants were made to key officers and managers. The overall intent is to encourage each employee to be, and to behave like, an owner of the business.

▪
As described later in this report, our compensation programs are designed to balance short- and long-term financial objectives, build shareholder value and reward for individual, team and Company performance.

▪
The proportion of total pay that is at risk against individual and Company performance objectives increases with the more senior positions. For example, in 2005, approximately 20% of the President’s total target pay opportunity was at risk against short- and long-term performance goals.

Survey data is compiled by an independent outside consultant to ensure that our total program is competitive. Compensation data includes 86 institutions, which include 68 commercial banks or bank holding companies, and 18 thrifts and credit unions.

COMPONENTS OF THE COMPENSATION PROGRAM

The three components of the total compensation program are:

▪	Base Salary
▪	Short-Term Incentives
▪	Long-Term Incentives

1. Base Salary

Base salaries for all officers have been set at levels that are comparable to similar positions at other companies with whom we compare for compensation purposes.

2. Short-Term Incentives

The annual bonus component of incentive compensation is designed to align executive pay with short-term (annual) performance of the Company.

In 2005, the annual bonus opportunity was based on the goals and objectives set forth in the strategic plan. Distribution of bonuses was based on job position and performance ratings.

3. Long-Term Incentives

The Bank has an employee stock ownership plan covering substantially all employees. Contributions to the plan are at the discretion of the Board of Directors. Employer contributions are allocated to participant accounts based on their percentage of total base and short-term incentive compensation for the plan year.

The Bank also maintains a profit sharing plan under the provisions of Section 401(k) of the Internal Revenue Code. The plan covers substantially all employees who have completed one year of service. Contributions to the plan by the Bank equal 50% of the employee contribution up to a maximum of 6% of annual salary.

On May 1, 1998, the Company made a grant of stock options to substantially all employees. These options have an exercise price of $14.80 (price adjusted to reflect the Company’s five-for-two stock split in September 1998 and three-for-two stock split in May 2003). The options vest after five years of service and will expire 10 years from the date of the grant. For 1999, 2000, 2001, 2002, 2003, 2004, and 2005, stock option grants were made to key officers and managers. The exercise prices of these grants are $17.00, $18.33, $16.50, $18.00, $27.50, $34.10, and $30.75, respectively. These option grants have an expiration date of 10 years from the date of grant and the 2003 options vest after five years.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

In fiscal 2005, the Company’s most highly compensated officer was John W. Ord, President/CEO/Chairman. In 2005, Mr. Ord’s total compensation included 46% in base salary, 7% in short-term incentive, and 47% in long-term compensation.

The guidelines and factors considered by the Committee in determining compensation include corporate profitability measured by return on assets, stock prices, asset quality, loan loss reserve levels, market share, regulatory capital strength, cost control, and regulatory examination. The Committee based compensation on the fact that the Company performed well in a time when the market conditions were very challenging. The Company maintained its competitive position.

Base Salary:

The Committee increased Mr. Ord’s base salary from $164,100 in 2004 to $168,225 in 2005. Mr. Ord’s base pay includes Director’s fees. Ms. Dissinger’s base salary increased from $92,334 in 2004 to $95,000 in 2005.

Short-Term Incentives:

The Committee assessed Mr. Ord’s and Ms. Dissinger’s performance in determining their short-term incentive awards. The goals and objectives set forth in the strategic plan were achieved through their leadership efforts therefore they were awarded bonuses of $25,000 and $15,000, respectively.

Long-Term Incentives:

The Bank has an employee stock ownership plan covering substantially all Employees. Contributions to the plan are at the discretion of the Board of Directors. Employer contributions are allocated to participant accounts based on their percentage of total base and short-term incentive compensation for the plan year. $7,482 was contributed to Mr. Ord’s account and $4,276 to Ms. Dissinger’s account for the year-ending 2005.

The Bank also maintains a profit sharing plan under the provisions of Section 401(k) of the Internal Revenue Code. The plan covers substantially all Employees who have completed one year of service. Contributions to the plan by the Bank equal 50% of the employee contribution up to a maximum of 6% of annual salary. Mr. Ord received $5,611 and Ms. Dissinger received $2,847 in employer contributions in 2005.

Peoples National Bank maintains an excess benefit plan for Mr. Ord and Ms. Dissinger. Under these plans, which are non-qualified plans, they will receive a supplemental payment in order to provide them with an annual retirement benefit.

The Company made a grant of stock options to key officers and managers. Grants for 2005 were made October 3, 2005. These options have an exercise price of $30.75 and will expire 10 years from the date of the grant. Mr. Ord was granted 250 shares and Ms. Dissinger was granted 150 shares.

OPTION GRANTS IN THE LAST FISCAL YEAR    INDIVIDUAL GRANTS

Name	Number of Shares Underlying Options Granted (#)	% of Total Options Granted to Employees	Exercise Price ($ per share)	Expiration Date	Grant Date Present Value ($)
John W. Ord	250	14%	$30.75	10/3/2015	$1,607.50
Debra E. Dissinger	150	8%	$30.75	10/3/2015	$964.50

Mr. Ord has an aggregate amount of stock option grants of 5,625 shares that have a grant date present value of *$15,578. Ms. Dissinger has an aggregate amount of stock options of 450 shares that have a grant date present value of *$2,522.

*Black-Scholes Option Pricing Method

AGGREGATED OPTIONS EXERCISED IN LAST YEAR
AND DECEMBER 31, 2005 OPTION VALUE

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at December 31, 2005 (#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at December 31, 2005 ($) Exercisable/Unexercisable
John W. Ord	0	$0	5,325/250	71,136/$988
Debra E. Dissinger	0	$0	300/150	(292.50)/$593

EQUITY COMPENSATION PLANS

The following table discloses the number of outstanding options, warrants and rights granted by the Company to participants in equity compensation plans, as well as the number of securities remaining available for future issuance under these plans. The table provides this information separately for equity compensation plans that have and have not been approved by security holders.

	(a)	(b)	(c)
	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders	61,500	$19.80	*67,728

Equity compensation plans not approved by stockholders	0	0.00	0

Total	61,500	$19.80	67,728

*Securities for future issuance are reserved and issued at the discretion of the Board of Directors on an annual basis.

RETIREMENT PLANS

The Company maintains an Employee Stock Ownership Plan (the “ESOP”) that was established as of January 1, 1983. The purpose of the ESOP is to promote in Employees the strongest interest in the successful operation of the Company’s business and loyalty to the organization, in addition to increasing efficiency in their work. The ESOP also provides the Employees with an opportunity to share in the prosperity of the Company’s business by means of stock ownership.

In general, each employee of the Bank who has attained the age of 21 years is eligible to participate in the ESOP, provided he or she has been employed for at least one year and is credited with at least 500 hours of service. Contributions to the plan are at the discretion of the Board of Directors. Employer contributions are allocated to participant accounts based on their percentage of total compensation for the plan year. Shares of the Company stock owned by the plan are included in the earnings per share calculation, and dividends on these shares are deducted from undivided profits. During 2005, contributions to the plan charged to operations were $112,798. Under the terms of the ESOP, the Trustee (Benefit Plans Administrators) must invest assets primarily in Common Stock of the Company. Under the ESOP, employee-participants are entitled to voting rights attributable to stock allocated to their accounts.

Effective August 1, 1994, the Bank maintains a profit sharing plan under the provisions of Section 401(k) of the Internal Revenue Code. The plan covers substantially all employees who have completed one year of service. Contributions to the plan by the Bank equal 50% of the employee contribution up to a maximum of 6% of annual salary. During 2005, employer contributions to the plan charged to operations were $72,144.

PERFORMANCE GRAPH

The following graph and table compare the cumulative total shareholder return on the Company’s Common Stock during the period of December 31, 2000, through and including December 31, 2005, with the S&P 500 Index and the NASDAQ Bank Index. The comparison assumes $100 was invested on December 31, 2000, in the Company’s Common Stock and in each of the indices below and assumes further the reinvestment of dividends into the applicable securities. The shareholder return shown on the graph and table below is not necessarily indicative of future performance.

	2000	2001	2002	2003	2004	2005
Peoples Financial Services Corp.	$100	$113	$125	$206	$241	$191
NASDAQ - Bank Index	$100	$110	$115	$152	$169	$161
S&P 500 Index	$100	$100	$79	$97	$106	$109

EXECUTIVE EMPLOYMENT AGREEMENTS

In 1997, the Company entered into an employment agreement with John W. Ord, President/CEO/Chairman of the Company. The agreement is for an initial three-year term and is renewed annually for three-year terms unless notice of non-renewal is given by either party in which case the agreement will expire at the end of the existing term.

The agreement provides for a base salary of a minimum of $100,000 per year and for such incentive bonuses as may be awarded to the Executive under any incentive compensation plan which may be in effect or otherwise at the discretion of the Board of Directors. If the Executive’s employment is terminated without “cause” (as defined in the agreement) or the Executive terminates his employment for “good reason” (as defined in the agreement) following a “change in control” of the Company, the Executive becomes entitled to severance benefits under the agreement. “Good reason” includes a reduction in title, responsibilities, or authority, a reassignment, which requires the Executive to move his principal residence, a reduction in salary, or a failure to provide the Executive with comparable benefits following a “change in control.” If any such termination occurs following a “change in control,” the Executive will be entitled generally to a lump-sum payment equal to 2.99 times his average annual compensation for the five years preceding the year of termination. In the event that the Executive’s employment is terminated by the Company without “cause” in the absence of a “change in control,” the Executive will be entitled generally to a lump-sum payment equal to two times the sum of his highest annual compensation in the prior three years plus certain pension and welfare benefits received in the relevant year. Mr. Ord’s agreement contains provisions restricting his ability to compete with the Company under certain circumstances following termination of his employment.

In 1997, the Company also entered into a severance agreement with Debra E. Dissinger, Executive Vice President of the Company, which provides for certain severance benefits in the event Ms. Dissinger’s employment is terminated or she resigns for specified reasons following a “change in control” of the Company. Under this agreement, Ms. Dissinger would be entitled generally to a severance benefit equal to two times her average annual compensation for five years preceding the year of termination. No benefits are payable under this agreement in the event Ms. Dissinger’s employment is terminated for “cause” or in the event her employment is terminated for any reason prior to a “change in control.” The specified reasons for termination under this agreement are substantially similar to the events of “good reason” contained in Mr. Ord’s agreement.

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENTS

In 2004, the Bank entered into a Supplemental Executive Retirement Agreement with each of Mr. Ord and Ms. Dissinger which provide for supplemental retirement payments to each executive officer. In the case of Mr. Ord, the annual benefit payable following normal retirement is $84,520 and, in the case of Ms. Dissinger, the annual benefit payable following normal retirement is $20,000, payable for 15 years.

RELATIONSHIPS AND OTHER RELATED TRANSACTIONS

Some of the Directors and Officers of the Company, and the companies with which they are associated, are customers of, and during 2005 had banking transactions with, the Bank in the ordinary course of the Bank’s business, and intend to do so in the future. All loans and commitments to loan included in such transactions were made under substantially the same terms, including interest rates, collateral, and repayment terms, as those prevailing at the time for comparable transactions with other persons and, in the opinion of the Bank’s Management, do not involve more than the normal risk of collection or present other unfavorable features.

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates the report by reference therein.

The members of the Bank’s Audit Committee are Richard S. Lochen, Jr., CPA, Russell D. Shurtleff, Esquire, Thomas F. Chamberlain and William E. Aubrey II. The Committee met four times during fiscal 2005. The Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The Committee’s meetings include, whenever appropriate, executive sessions with the Company’s independent auditors and with the Company’s internal auditors, in each case without the presence of the Company’s management. In addition, the Committee reviewed major initiatives and programs aimed at strengthening the effectiveness of the Company’s internal control structure. As part of this process, the Committee continued to monitor the scope and adequacy of the Company’s internal auditing program, reviewing staffing levels and steps taken to implement recommended improvements in internal procedures and controls. A copy of the Audit Committee Charter was included as an exhibit to the Company’s Proxy Statement for its 2004 Annual Meeting of Shareholders.

Independent Auditor Fees The Sarbanes-Oxley Act of 2002 and the auditor independence rules of the United States Securities and Exchange Commission require all public accounting firms who audit issuers to obtain pre-approval from their respective Audit Committees in order to provide professional services without impairing independence. Beard Miller Company LLP has previously issued engagement letters to, or obtained formal approval from, the Audit Committee for certain services. These services are summarized below.

The following fees were incurred for 2005 and 2004:
	2005	2004
Audit Fees (1)	$74,816	$76,946
Audit-Related Fees (2)	255	5,555
Tax Fees (3)	6,942	7,709
All Other Fees(4)	-	-
	$82,013	$90,210

(1)	Includes professional services rendered for the audit of the Corporation's annual financial statements and review of financial statements included in Forms 10Q, or services normally provided in connection with statutory and regulatory filings, including out-of-pocket expenses.
(2)	Assurance and related services reasonably related to the performance of the audit or review of financial statements include the following: 2005 - research for accounting for prepayment penalties; 2004 - consultation on new guarantees disclosures, consultation on accounting for stock options and earnings per share, and other consultation with required disclosures in the Form 10K and Forms 10Q.
(3)	Tax fees include the following: preparation of state and federal tax returns, assistance with calculating estimated tax payments, and tax planning.
(4)	Other fees include evaluation of a proposed transaction or other permitted, nonrecurring non-attest special projects.

The fees were approved in accordance with the Audit Committee’s policy.

Financial Information Systems Design and Implementation Fees The Company did not engage Beard Miller Company LLP to provide advice to the Company regarding financial information systems design and implementation during fiscal years ended December 31, 2005 and 2004.

The Audit Committee of the Bank has reviewed the audited financial statements of the Company for the fiscal year ended December 31, 2005, and discussed them with management and the Company’s independent accountants, Beard Miller Company LLP. The Audit Committee also has discussed with the independent accountants the matters required to be discussed by the US Statements of Auditing Standards No. 89 and 90. The Bank’s Audit Committee has received from the independent accountants the written disclosures and letter required by the US Independence Standards Board Standard No. 1, and the Audit Committee has discussed the accountants’ independence from the Company and management with the accountants. Based on the review and discussions, the Bank’s Audit Committee recommended to the Board of Directors that the Company’s audited financial statements for the fiscal year ended December 31, 2005, be included in the Company’s Annual Report and Form 10K for that fiscal year.

Members of the Audit Committee
Richard S. Lochen, Jr., CPA
Russell D. Shurtleff, Esquire
Thomas F. Chamberlain
William E. Aubrey II

DIRECTORS AND EXECUTIVE OFFICERS

The Company’s Board of Directors presently consists of six members. The Company’s Board of Directors is divided into three classes, one-third (as nearly equal in number as possible) of who are elected annually to serve for a term of three years.

The following information is set forth in the table entitled “Company’s Board of Directors”:

•	name;
•	age;
•	term of office; and
•	the principal occupation of such individuals during the past five years.

The Executive Officers are appointed to their respective offices annually. All Directors of the Company also serve as Directors of Peoples National Bank. Unless otherwise indicated, the principal occupation listed for a person has been the person’s occupation for at least the past five years. Because a majority of persons listed served as Officers or Directors of Peoples National Bank prior to the formation of the Company in 1986, the table indicates the earliest year a person became an Officer or Director for Peoples National Bank or the Company.

NAME	AGE	POSITION ON BOARD	YEAR ELECTED	YEAR TERM EXPIRES	OCCUPATION
John W. Ord	65	President/CEO/Chairman	1969	2006	President/CEO/Chair-man of Bank and Company
Thomas F. Chamberlain	57	Director	1994	2007	Nationwide Insurance Agent
George H. Stover, Jr.	59	Director	1992	2008	Real Estate Appraiser
Russell D. Shurtleff	43	Director	2000	2006	Attorney At Law
Richard S. Lochen, Jr.	42	Director	2003	2008	Certified Public Accountant
William E. Aubrey II	43	Director	Appointed in 2006	2007	President/CEO of Gertrude Hawk Chocolates (2003-present), President of Churny Company (1991-2003)
Debra E. Dissinger	51	Secretary	N/A	N/A	Executive Vice President/Chief Operations Officer of the Bank
Joseph M. Ferretti	36	N/A	N/A	N/A	Vice President/Chief Credit Officer of the Bank

There are no family relationships among any of the Executive Officers or Directors of the Company. Executive Officers of Peoples National Bank are elected by the Board of Directors on an annual basis and serve at the discretion of the Board of Directors.

OTHER MATTERS

Management knows of no business other than as described previously that is planned to be brought before the Meeting. Should any other matters arise, however, the person named on the enclosed proxy will vote in accordance with the recommendation of the Board of Directors, or in the absence of such a recommendation, in accordance with his/her best judgment.